Exhibit 99.1

PNC REPORTS SECOND QUARTER 2023 NET INCOME OF $1.5 BILLION, $3.36 DILUTED EPS
Increased capital; strong credit quality; 4Q23 SCB requirement of 2.5%
Raised quarterly common stock dividend 5 cents to $1.55 per share on July 3, 2023
PITTSBURGH, July 18, 2023 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	2Q23	1Q23	2Q22	Second Quarter Highlights
				▪
Financial Results				Comparisons reflect 2Q23 vs. 1Q23
Revenue	$5,293	$5,603	$5,116
Average Balance Sheet
▪Stable loans
▪Deposits decreased 2%
▪ACL to total loans and net loan charge-offs were stable
▪Tangible book value increased to $77.80
▪CET1 capital ratio increased 30 basis points to 9.5%
▪Raised quarterly dividend 5 cents to $1.55 per share
▪Effective Oct. 1, 2023, PNC's Stress Capital Buffer (SCB) will improve to the regulatory minimum of 2.5%
Income Statement
▪Net interest income declined 2%
▪NIM decreased 5 basis points
▪Fee income declined 6%, reflecting a $58 million decline in mortgage servicing rights valuation, net of economic hedge
▪Other noninterest income of $129 million included $83 million of negative Visa Class B derivative fair value adjustments
▪Expenses increased 2%
▪Provision for credit losses of $146 million

Noninterest expense	3,372	3,321	3,244
Pretax, pre-provision earnings (PPNR) (non-GAAP)	1,921	2,282	1,872
Provision for credit losses	146	235	36
Net income	1,500	1,694	1,496

Per Common Share
Diluted earnings	$3.36	$3.98	$3.39
Average diluted common shares outstanding	401	402	414
Book value	105.67	104.76	101.39
Tangible book value (non-GAAP)	77.80	76.90	74.39

Balance Sheet & Credit Quality
Average loans In billions	$324.5	$325.5	$304.8
Average deposits In billions	425.7	436.2	446.5
Accumulated other comprehensive income (loss) (AOCI) In billions	(9.5)	(9.1)	(8.4)
Net loan charge-offs	194	195	83
Allowance for credit losses (ACL) to total loans	1.68%	1.66%	1.65%

Selected Ratios
Return on average common shareholders' equity	13.01%	16.11%	13.52%
Return on average assets	1.08	1.22	1.10
Net interest margin (NIM) (non-GAAP)	2.79	2.84	2.50
Noninterest income to total revenue	34	36	40
Efficiency	64	59	63
Common equity Tier 1 (CET1) capital ratio	9.5	9.2	9.6

See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

From Bill Demchak, PNC Chairman, President and Chief Executive Officer:

"For the second quarter, PNC delivered solid financial results and maintained strong credit quality metrics, reflecting the power of our national franchise and the competitive positioning of our balance sheet in the current environment. The Federal Reserve's annual stress test recently demonstrated PNC’s through-the-cycle financial strength and stability, and starting in the fourth quarter, our stress capital buffer requirement will improve to the regulatory minimum of 2.5%. In consideration of our strong capital levels and the board's confidence in our strategy and outlook, in July the board approved a 5 cent increase to our quarterly stock dividend."

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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 2
Income Statement Highlights
Second quarter 2023 compared with first quarter 2023
▪Net income of $1.5 billion decreased $194 million, or 11%.
▪Total revenue of $5.3 billion decreased $310 million, or 6%, as a result of lower noninterest income and net interest income.
▪Net interest income of $3.5 billion decreased $75 million, or 2%, as higher yields on interest-earning assets were more than offset by increased funding costs as well as lower loan and securities balances.
–Net interest margin of 2.79% decreased 5 basis points as higher yields on interest-earning assets were more than offset by increased funding costs.
▪Noninterest income of $1.8 billion decreased $235 million, or 12%.
–Fee income of $1.7 billion decreased $106 million, or 6%, reflecting a $58 million decrease in mortgage servicing rights valuation, net of economic hedge and lower revenue from market sensitive businesses, partially offset by seasonally higher consumer transaction volumes and increased treasury management product revenue.
–Other noninterest income of $129 million decreased $129 million, or 50%, and included lower private equity revenue and negative Visa Class B derivative fair value adjustments of $83 million related to litigation escrow funding and other valuation changes. The first quarter included negative Visa Class B derivative fair value adjustments of $45 million.
▪Noninterest expense of $3.4 billion increased $51 million, or 2%, primarily due to seasonally higher marketing spend and the full quarter impact of annual employee merit increases, partially offset by a continued focus on expense management.
▪Provision for credit losses of $146 million in the second quarter reflected portfolio activity and changes in macroeconomic variables. The first quarter of 2023 included a provision for credit losses of $235 million.
▪The effective tax rate was 15.5% for the second quarter and 17.2% for the first quarter. The second quarter included the favorable impact of certain tax matters.
Balance Sheet Highlights
Second quarter 2023 compared with first quarter 2023 or June 30, 2023 compared with March 31, 2023
▪Average loans of $324.5 billion were stable.
–Average commercial loans of $223.2 billion decreased $1.4 billion, driven by lower corporate banking balances as paydowns more than offset limited new production.
–Average consumer loans of $101.3 billion grew $0.4 billion, primarily due to higher residential mortgage loans.
▪Credit quality performance:
–Delinquencies of $1.2 billion decreased $114 million, or 9%, due to lower commercial and consumer loan delinquencies.
–Total nonperforming loans of $1.9 billion decreased $97 million, or 5%, driven by declines in commercial and consumer nonperforming loans.
–Net loan charge-offs of $194 million were stable.
–The allowance for credit losses of $5.4 billion was stable. The allowance for credit losses to total loans was 1.68% at June 30, 2023 compared with 1.66% at March 31, 2023.
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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 3
▪Average deposits of $425.7 billion decreased $10.5 billion, or 2%, and included the impact of quantitative tightening by the Federal Reserve, increased customer spending and consumer tax payments.
▪Average investment securities of $141.0 billion decreased $2.4 billion, or 2%, as limited purchase activity during the quarter was more than offset by portfolio paydowns and maturities.
▪Average Federal Reserve Bank balances of $30.6 billion decreased $2.9 billion.
–Federal Reserve Bank balances at June 30, 2023 were $37.8 billion, increasing $5.3 billion.
▪Average borrowed funds of $65.7 billion increased $2.7 billion, or 4%, due to higher Federal Home Loan Bank borrowings and parent company senior debt issuances.
▪PNC maintained a strong capital and liquidity position.
–On July 3, 2023, the PNC board of directors raised the quarterly cash dividend on common stock to $1.55 per share, an increase of 5 cents per share. The dividend, with a payment date of August 5, 2023, will be payable the next business day.
–PNC returned $0.7 billion of capital to shareholders, reflecting $0.6 billion of dividends on common shares and $0.1 billion of common share repurchases, representing 1.1 million shares.
–The Basel III common equity Tier 1 capital ratio was an estimated 9.5% at June 30, 2023 and 9.2% at March 31, 2023.
–PNC's average LCR for the three months ended June 30, 2023 was 109%, exceeding the regulatory minimum requirement throughout the quarter.
–PNC Bank average LCR for the three months ended June 30, 2023 was 127%.

Earnings Summary
In millions, except per share data	2Q23	1Q23	2Q22
Net income	$1,500	$1,694	$1,496
Net income attributable to diluted common shares	$1,347	$1,599	$1,402
Diluted earnings per common share	$3.36	$3.98	$3.39
Average diluted common shares outstanding	401	402	414
Cash dividends declared per common share	$1.50	$1.50	$1.50

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Information in this news release, including the financial tables, is unaudited.
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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 4

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				2Q23 vs	2Q23 vs
In millions	2Q23	1Q23	2Q22	1Q23	2Q22
Net interest income	$3,510	$3,585	$3,051	(2)%	15%
Noninterest income	1,783	2,018	2,065	(12)%	(14)%
Total revenue	$5,293	$5,603	$5,116	(6)%	3%

Total revenue for the second quarter of 2023 decreased $310 million from the first quarter of 2023 as a result of lower noninterest income and net interest income. Compared with the second quarter of 2022, total revenue increased $177 million due to higher net interest income, partially offset by lower noninterest income.
Net interest income of $3.5 billion for the second quarter of 2023 decreased $75 million from the first quarter of 2023 as higher yields on interest-earning assets were more than offset by increased funding costs as well as lower loan and securities balances. Compared to the second quarter of 2022, net interest income increased $459 million reflecting higher interest-earning asset yields and balances, partially offset by increased funding costs.
The net interest margin was 2.79% in the second quarter of 2023, decreasing 5 basis points in comparison with the first quarter of 2023 as higher yields on interest-earning assets were more than offset by increased funding costs. Compared to the second quarter of 2022, net interest margin increased 29 basis points reflecting the benefit of higher yields on interest-earning assets.

Noninterest Income				Change	Change
				2Q23 vs	2Q23 vs
In millions	2Q23	1Q23	2Q22	1Q23	2Q22
Asset management and brokerage	$348	$356	$365	(2)%	(5)%
Capital markets and advisory	213	262	409	(19)%	(48)%
Card and cash management	697	659	671	6%	4%
Lending and deposit services	298	306	282	(3)%	6%
Residential and commercial mortgage	98	177	161	(45)%	(39)%
Other	129	258	177	(50)%	(27)%
Total noninterest income	$1,783	$2,018	$2,065	(12)%	(14)%

Noninterest income for the second quarter of 2023 decreased $235 million compared with the first quarter of 2023. Asset management and brokerage fees decreased $8 million, and included lower annuity sales. Capital markets and advisory revenue decreased $49 million driven by lower merger and acquisition advisory fees and a decline in loan syndication revenue. Card and cash management fees increased $38 million, reflecting seasonally higher consumer transaction volumes and increased treasury management product revenue. Lending and deposit services decreased $8 million, reflecting client related activity. Residential and commercial mortgage revenue decreased $79 million primarily due to a $58 million decrease in mortgage servicing rights valuation, net of economic hedge. Other noninterest income decreased $129 million and included lower private equity revenue and negative
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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 5
Visa Class B derivative fair value adjustments of $83 million related to litigation escrow funding and other valuation changes. The first quarter included negative Visa Class B derivative fair value adjustments of $45 million.
Noninterest income for the second quarter of 2023 decreased $282 million from the second quarter of 2022 reflecting lower revenue from market sensitive businesses and negative Visa Class B derivative fair value adjustments, partially offset by growth in treasury management product revenue. The second quarter of 2022 included negative Visa Class B derivative fair value adjustments of $16 million.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				2Q23 vs	2Q23 vs
In millions	2Q23	1Q23	2Q22	1Q23	2Q22
Personnel	$1,846	$1,826	$1,779	1%	4%
Occupancy	244	251	246	(3)%	(1)%
Equipment	349	350	351	—	(1)%
Marketing	109	74	95	47%	15%
Other	824	820	773	—	7%
Total noninterest expense	$3,372	$3,321	$3,244	2%	4%

Noninterest expense for the second quarter of 2023 increased $51 million in comparison to the first quarter of 2023 primarily due to seasonally higher marketing spend and the full quarter impact of annual employee merit increases, partially offset by a continued focus on expense management.
Noninterest expense increased $128 million from the second quarter of 2022, due to higher personnel costs, an increased FDIC assessment rate and continued investments to support business growth.
The effective tax rate was 15.5% for the second quarter of 2023, 17.2% for the first quarter of 2023 and 18.5% for the second quarter of 2022. The second quarter of 2023 included the favorable impact of certain tax matters.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $555.5 billion in the second quarter of 2023 compared with $562.3 billion in the first quarter of 2023 and $546.9 billion in the second quarter of 2022. The decrease from the first quarter of 2023 was driven by lower interest-earning asset balances. In comparison to the second quarter of 2022, the increase was primarily attributable to higher loan and securities balances, partially offset by lower Federal Reserve Bank balances.
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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 6

Average Loans				Change	Change
				2Q23 vs	2Q23 vs
In billions	2Q23	1Q23	2Q22	1Q23	2Q22
Commercial	$223.2	$224.6	$207.6	(1)%	8%
Consumer	101.3	100.9	97.2	—	4%
Total	$324.5	$325.5	$304.8	—	6%

Average loans for the second quarter of 2023 were $324.5 billion, stable compared to the first quarter of 2023. Average commercial loans decreased $1.4 billion driven by lower corporate banking balances as paydowns more than offset limited new production. Average consumer loans grew $0.4 billion primarily due to higher residential mortgage loans.
Average loans for the second quarter of 2023 increased $19.7 billion in comparison to the second quarter of 2022. Average commercial loans increased $15.6 billion as a result of growth in PNC's corporate banking, real estate and business credit businesses. Average consumer loans increased $4.1 billion due to growth in residential mortgage, home equity and credit card loans.

Average Investment Securities				Change	Change
				2Q23 vs	2Q23 vs
In billions	2Q23	1Q23	2Q22	1Q23	2Q22
Available for sale	$46.6	$48.2	$66.6	(3)%	(30)%
Held to maturity	94.4	95.2	68.1	(1)%	39%
Total	$141.0	$143.4	$134.7	(2)%	5%

Average investment securities for the second quarter of 2023 of $141.0 billion declined $2.4 billion from the first quarter of 2023 as limited purchase activity during the quarter was more than offset by portfolio paydowns and maturities. Average investment securities increased $6.3 billion from the second quarter of 2022 reflecting net purchase activity. Net unrealized losses on available for sale securities were $4.2 billion at June 30, 2023, $3.8 billion at March 31, 2023 and $3.0 billion at June 30, 2022.
Average Federal Reserve Bank balances for the second quarter of 2023 were $30.6 billion, decreasing $2.9 billion from the first quarter of 2023 reflecting lower deposit balances. Average Federal Reserve Bank balances decreased $8.7 billion from the second quarter of 2022, primarily due to lower deposits and higher loans outstanding, partially offset by higher borrowed funds.
Federal Reserve Bank balances at June 30, 2023 were $37.8 billion, increasing $5.3 billion from March 31, 2023, due to higher borrowed funds outstanding as well as lower loan and securities balances, partially offset by lower deposits.
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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 7

Average Deposits
	2Q23			1Q23			2Q22

In billions	Balance	IB	NIB	Balance	IB	NIB	Balance	IB	NIB
Commercial	$204.1			$210.0			$216.9
Consumer	221.6			226.2			229.6
Total	$425.7	73%	27%	$436.2	72%	28%	$446.5	67%	33%
IB - Interest-bearing NIB - Noninterest-bearing

Average deposits for the second quarter of 2023 were $425.7 billion, decreasing $10.5 billion and $20.8 billion from the first quarter of 2023 and second quarter of 2022, respectively. In both comparisons, the decrease was due to lower commercial and consumer deposits which included the impact of quantitative tightening by the Federal Reserve and increased customer spending. In comparison to the first quarter of 2023, the decline also reflected the impact of consumer tax payments. Noninterest-bearing balances as a percentage of total deposits decreased in both comparisons due to the continued shift into interest-bearing deposit products as interest rates have risen.

Average Borrowed Funds				Change	Change
				2Q23 vs	2Q23 vs
In billions	2Q23	1Q23	2Q22	1Q23	2Q22
Total	$65.7	$63.0	$35.7	4%	84%

Average borrowed funds of $65.7 billion in the second quarter of 2023 increased $2.7 billion and $30.0 billion from the first quarter of 2023 and second quarter of 2022, respectively. In both comparisons, the increase was largely due to higher Federal Home Loan Bank borrowings and parent company senior debt issuances.

Capital	June 30, 2023	March 31, 2023	June 30, 2022

Common shareholders' equity In billions	$42.1	$41.8	$41.6
Accumulated other comprehensive income (loss) In billions	$(9.5)	$(9.1)	$(8.4)

Basel III common equity Tier 1 capital ratio *	9.5%	9.2%	9.6%
Basel III common equity Tier 1 fully implemented capital ratio (estimated)	9.4%	9.1%	9.4%
*June 30, 2023 ratio is estimated

PNC maintained a strong capital position. Common shareholders’ equity at June 30, 2023 increased $0.3 billion from March 31, 2023, driven by the benefit of net income, partially offset by dividends paid and share repurchases as well as a decline in accumulated other comprehensive income.
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income related to both available for sale securities and pension and other post-retirement plans from CET1 capital. Accumulated other comprehensive income at June 30, 2023 declined $0.4 billion and
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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 8
$1.1 billion compared to March 31, 2023 and June 30, 2022, respectively. The decrease in both comparisons was due to securities and swaps valuation changes, as the benefit of paydowns and maturities was more than offset by the unfavorable impact of interest rate movements.
In the second quarter of 2023, PNC returned $0.7 billion of capital to shareholders, as a result of $0.6 billion of dividends on common shares and $0.1 billion of common share repurchases, representing 1.1 million shares. Consistent with the Stress Capital Buffer (SCB) framework, which allows for capital return in amounts in excess of the SCB minimum levels, our board of directors has authorized a repurchase framework under the previously approved repurchase program of up to 100 million common shares, of which approximately 46% were still available for repurchase at June 30, 2023. PNC's SCB through September 30, 2023 is 2.9%. Based on the results of the Federal Reserve's 2023 annual stress test, PNC's SCB for the four-quarter period beginning October 1, 2023 will improve to the regulatory minimum of 2.5%.
Due to the expected issuance by the Federal banking agencies of proposed rules to adjust the Basel III capital framework, share repurchase activity is expected to be reduced in the third quarter of 2023 compared to recent prior quarters. PNC continues to evaluate and may adjust share repurchase activity, as actual amounts and timing are dependent on market and economic conditions as well as other factors.
On July 3, 2023, the PNC board of directors raised the quarterly cash dividend on common stock to $1.55 per share, an increase of 5 cents per share. The dividend, with a payment date of August 5, 2023, will be payable the next business day.
At June 30, 2023, PNC was considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements. For additional information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the Current Expected Credit Losses (CECL) standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter of 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.
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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 9

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	June 30, 2023	March 31, 2023	June 30, 2022	06/30/23 vs	06/30/23 vs
In millions				03/31/23	06/30/22
Provision for credit losses	$146	$235	$36	$(89)	$110
Net loan charge-offs	$194	$195	$83	(1)%	134%
Allowance for credit losses (a)	$5,400	$5,413	$5,143	—	5%
Total delinquencies (b)	$1,212	$1,326	$1,511	(9)%	(20)%
Nonperforming loans	$1,913	$2,010	$2,046	(5)%	(7)%

Net charge-offs to average loans (annualized)	0.24%	0.24%	0.11%
Allowance for credit losses to total loans	1.68%	1.66%	1.65%
Nonperforming loans to total loans	0.59%	0.62%	0.66%
(a) Excludes allowances for investment securities and other financial assets (b) Total delinquencies represent accruing loans more than 30 days past due
Provision for credit losses of $146 million in the second quarter of 2023 reflected portfolio activity and changes in macroeconomic variables. The first quarter of 2023 included a provision for credit losses of $235 million.
Net loan charge-offs of $194 million in the second quarter of 2023 were stable compared to the first quarter of 2023. Compared to the second quarter of 2022, net loan charge-offs increased $111 million, driven by higher commercial and consumer net loan charge-offs.
The allowance for credit losses was $5.4 billion at both June 30, 2023 and March 31, 2023 and $5.1 billion at June 30, 2022. The allowance for credit losses as a percentage of total loans was 1.68% at June 30, 2023, 1.66% at March 31, 2023 and 1.65% at June 30, 2022.
Nonperforming loans at June 30, 2023 were $1.9 billion, decreasing $97 million from March 31, 2023 due to a decline in commercial and consumer nonperforming loans. Compared to June 30, 2022, nonperforming loans decreased $133 million due to lower consumer nonperforming loans.
Delinquencies at June 30, 2023 were $1.2 billion, decreasing $114 million and $299 million from March 31, 2023 and June 30, 2022, respectively, due to lower commercial and consumer loan delinquencies.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	2Q23	1Q23	2Q22
Retail Banking	$954	$647	$322
Corporate & Institutional Banking	817	1,059	1,003
Asset Management Group	63	52	86
Other	(351)	(81)	70
Net income excluding noncontrolling interests	$1,483	$1,677	$1,481

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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 10

Retail Banking				Change	Change
				2Q23 vs	2Q23 vs
In millions	2Q23	1Q23	2Q22	1Q23	2Q22
Net interest income	$2,448	$2,281	$1,662	$167	$786
Noninterest income	$702	$743	$748	$(41)	$(46)
Noninterest expense	$1,904	$1,927	$1,913	$(23)	$(9)
Provision for (recapture of) credit losses	$(14)	$238	$55	$(252)	$(69)
Earnings	$954	$647	$322	$307	$632

In billions
Average loans	$97.6	$97.4	$93.8	$0.2	$3.8
Average deposits	$257.3	$262.5	$268.4	$(5.2)	$(11.1)

Net charge-offs In millions	$109	$112	$88	$(3)	$21

Retail Banking Highlights
Second quarter 2023 compared with first quarter 2023
▪Earnings increased 47%, largely driven by a provision recapture and higher net interest income.
–Noninterest income decreased 6%, primarily due to negative Visa Class B derivative fair value adjustments of $83 million related to litigation escrow funding and other valuation changes. The first quarter included negative Visa Class B derivative fair value adjustments of $45 million.
–Noninterest expense decreased 1%, reflecting a continued focus on expense management.
▪Average loans increased modestly.
▪Average deposits decreased 2%, reflecting increased consumer spending, the impact of quantitative tightening by the Federal Reserve and consumer tax payments.
Second quarter 2023 compared with second quarter 2022
▪Earnings increased 196%, primarily due to higher net interest income.
–Noninterest income decreased 6%, driven by negative Visa Class B derivative fair value adjustments, partially offset by higher residential mortgage servicing fee income. The second quarter of 2022 included negative Visa Class B derivative fair value adjustments of $16 million.
–Noninterest expense was relatively stable.
▪Average loans increased 4%, driven by growth in residential mortgage, home equity, commercial and credit card loans.
▪Average deposits decreased 4%, reflecting the impact of increased spending and quantitative tightening by the Federal Reserve.
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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 11

Corporate & Institutional Banking				Change	Change
				2Q23 vs	2Q23 vs
In millions	2Q23	1Q23	2Q22	1Q23	2Q22
Net interest income	$1,381	$1,414	$1,253	$(33)	$128
Noninterest income	$821	$886	$968	$(65)	$(147)
Noninterest expense	$921	$939	$934	$(18)	$(13)
Provision for (recapture of) credit losses	$209	$(28)	$(17)	$237	$226
Earnings	$817	$1,059	$1,003	$(242)	$(186)

In billions
Average loans	$208.1	$209.9	$193.0	$(1.8)	$15.1
Average deposits	$141.0	$145.4	$146.2	$(4.4)	$(5.2)

Net charge-offs In millions	$93	$85	$11	$8	$82

Corporate & Institutional Banking Highlights
Second quarter 2023 compared with first quarter 2023
▪Earnings decreased 23%, due to an increase in the provision for credit losses as well as lower noninterest income and net interest income, partially offset by lower noninterest expense.
–Noninterest income decreased 7%, driven by a decline in commercial mortgage servicing rights valuation, net of economic hedge, lower merger and acquisition advisory fees and a decline in loan syndication revenue, partially offset by higher treasury management product revenue.
–Noninterest expense decreased 2%, and included a decline in personnel costs, reflecting lower incentive compensation.
–Provision for credit losses of $209 million in the second quarter of 2023 reflected portfolio activity and changes in macroeconomic variables.
▪Average loans decreased 1%, driven by lower corporate banking balances as paydowns more than offset limited new production.
▪Average deposits decreased 3%, and included the impact of quantitative tightening by the Federal Reserve.
Second quarter 2023 compared with second quarter 2022
▪Earnings decreased 19%, driven by an increase in the provision for credit losses and lower noninterest income, partially offset by higher net interest income and lower noninterest expense.
–Noninterest income decreased 15%, driven by lower merger and acquisition advisory fees and a decline in commercial mortgage banking activities, partially offset by higher treasury management product revenue.
–Noninterest expense decreased 1%, and included lower variable compensation associated with decreased business activity.
▪Average loans increased 8%, as a result of growth in PNC's corporate banking, real estate and business credit businesses.
▪Average deposits decreased 4%, and included the impact of quantitative tightening by the Federal Reserve.
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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 12

Asset Management Group				Change	Change
				2Q23 vs	2Q23 vs
In millions	2Q23	1Q23	2Q22	1Q23	2Q22
Net interest income	$125	$127	$153	$(2)	$(28)
Noninterest income	$228	$230	$234	$(2)	$(6)
Noninterest expense	$280	$280	$270	—	$10
Provision for (recapture of) credit losses	$(10)	$9	$5	$(19)	$(15)
Earnings	$63	$52	$86	$11	$(23)

In billions
Discretionary client assets under management	$176	$177	$167	$(1)	$9
Nondiscretionary client assets under administration	$168	$156	$153	$12	$15
Client assets under administration at quarter end	$344	$333	$320	$11	$24
Brokerage client account assets	$5	$4	$4	$1	$1

In billions
Average loans	$15.1	$14.6	$14.0	$0.5	$1.1
Average deposits	$27.3	$28.2	$31.7	$(0.9)	$(4.4)

Net charge-offs (recoveries) In millions	$(2)	—	$(1)	$(2)	$(1)

Asset Management Group Highlights
Second quarter 2023 compared with first quarter 2023
▪Earnings increased 21%, driven by a provision recapture.
–Noninterest income decreased 1%, reflecting the impact of client activity, partially offset by higher average equity markets.
–Noninterest expense was stable.
▪Discretionary client assets under management decreased 1%, and included the impact of client activity, partially offset by higher spot equity markets.
▪Average loans increased 3%, driven by growth in residential mortgage loans.
▪Average deposits decreased 3%, primarily due to consumer tax payments.
Second quarter 2023 compared with second quarter 2022
▪Earnings decreased 27%, driven by lower net interest income, higher noninterest expense and a decrease in noninterest income, partially offset by a provision recapture.
–Noninterest income decreased 3%, reflecting the impact of client activity.
–Noninterest expense increased 4%, and included higher personnel costs and continued investments to support business growth.
▪Discretionary client assets under management increased 5%, driven by higher spot equity markets.
▪Average loans increased 8%, driven by growth in residential mortgage loans.
▪Average deposits decreased 14%, and included the impact of client activity and quantitative tightening by the Federal Reserve as well as the redeployment of funds to assets under management.
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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 13
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities, including net securities gains or losses, ACL for investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 11:00 a.m. Eastern Time regarding the topics addressed in this news release and the related earnings materials. Dial-in numbers for the conference call are (877) 272-3498 and (303) 223-4372 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter 2023 earnings materials to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 22027094 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

CONTACTS

MEDIA:	INVESTORS:
Timothy Miller	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

[TABULAR MATERIAL FOLLOWS]
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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 14
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Six months ended
Dollars in millions, except per share data	June 30	March 31	June 30	June 30	June 30
	2023	2023	2022	2023	2022
Revenue
Net interest income	$3,510	$3,585	$3,051	$7,095	$5,855
Noninterest income	1,783	2,018	2,065	3,801	3,953
Total revenue	5,293	5,603	5,116	10,896	9,808
Provision for (recapture of) credit losses	146	235	36	381	(172)
Noninterest expense	3,372	3,321	3,244	6,693	6,416
Income before income taxes and noncontrolling interests	$1,775	$2,047	$1,836	$3,822	$3,564
Income taxes	275	353	340	628	639
Net income	$1,500	$1,694	$1,496	$3,194	$2,925
Less:
Net income attributable to noncontrolling interests	17	17	15	34	36
Preferred stock dividends (a)	127	68	71	195	116
Preferred stock discount accretion and redemptions	2	2	1	4	3
Net income attributable to common shareholders	$1,354	$1,607	$1,409	$2,961	$2,770
Per Common Share
Basic	$3.36	$3.98	$3.39	$7.35	$6.62
Diluted	$3.36	$3.98	$3.39	$7.34	$6.61
Cash dividends declared per common share	$1.50	$1.50	$1.50	$3.00	$2.75
Effective tax rate (b)	15.5%	17.2%	18.5%	16.4%	17.9%
PERFORMANCE RATIOS
Net interest margin (c)	2.79%	2.84%	2.50%	2.81%	2.39%
Noninterest income to total revenue	34%	36%	40%	35%	40%
Efficiency (d)	64%	59%	63%	61%	65%
Return on:
Average common shareholders' equity	13.01%	16.11%	13.52%	14.53%	12.53%
Average assets	1.08%	1.22%	1.10%	1.15%	1.07%
(a)Dividends are payable quarterly other than Series R and Series S preferred stock, which are payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022 were $37 million, $38 million and $25 million, respectively. The taxable-equivalent adjustments to net interest income for the six months ended June 30, 2023 and June 30, 2022 were $75 million and $47 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	June 30	March 31	June 30
	2023	2023	2022
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$558,207	$561,777	$540,786
Loans (a)	$321,761	$326,475	$310,800
Allowance for loan and lease losses	$4,737	$4,741	$4,462
Interest-earning deposits with banks	$38,259	$33,865	$28,404
Investment securities	$135,661	$138,239	$132,732
Total deposits	$427,489	$436,833	$440,811
Borrowed funds (a)	$65,384	$60,822	$35,984
Allowance for unfunded lending related commitments	$663	$672	$681
Total shareholders' equity	$49,320	$49,044	$47,652
Common shareholders' equity	$42,083	$41,809	$41,648
Accumulated other comprehensive income (loss)	$(9,525)	$(9,108)	$(8,358)
Book value per common share	$105.67	$104.76	$101.39
Tangible book value per common share (non-GAAP) (b)	$77.80	$76.90	$74.39
Period end common shares outstanding (In millions)	398	399	411
Loans to deposits	75%	75%	71%
Common shareholders' equity to total assets	7.5%	7.4%	7.7%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$176	$177	$167
Nondiscretionary client assets under administration	168	156	153
Total client assets under administration	344	333	320
Brokerage account client assets	80	77	72
Total client assets	$424	$410	$392
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	9.5%	9.2%	9.6%
Common equity Tier 1 fully implemented (e)	9.4%	9.1%	9.4%
Tier 1 risk-based	11.2%	10.9%	11.0%
Total capital risk-based	13.0%	12.8%	12.9%
Leverage	8.8%	8.5%	8.4%
Supplementary leverage	7.4%	7.2%	7.1%
ASSET QUALITY
Nonperforming loans to total loans	0.59%	0.62%	0.66%
Nonperforming assets to total loans, OREO and foreclosed assets	0.61%	0.63%	0.67%
Nonperforming assets to total assets	0.35%	0.36%	0.38%
Net charge-offs to average loans (for the three months ended) (annualized)	0.24%	0.24%	0.11%
Allowance for loan and lease losses to total loans	1.47%	1.45%	1.44%
Allowance for credit losses to total loans (f)	1.68%	1.66%	1.65%
Allowance for loan and lease losses to nonperforming loans	248%	236%	218%
Total delinquencies (In millions) (g)	$1,212	$1,326	$1,511
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our first quarter 2023 Form 10-Q included, and our second quarter 2023 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 17 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 16 for additional information. The ratios as of June 30, 2023 are estimated.
(d)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(e)The estimated fully implemented ratios are calculated to reflect the full impact of CECL and exclude the benefits of the five-year transition provision.
(f)Excludes allowances for investment securities and other financial assets.
(g)Total delinquencies represent accruing loans more than 30 days past due.
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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 16
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2023 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the CECL standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. See the table below for the March 31, 2023, June 30, 2022 and estimated June 30, 2023 ratios. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the June 30, 2023 and March 31, 2023 (Fully Implemented) estimates presented in the table below.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios
	Basel III (a)
	June 30 2023 (estimated) (b)	March 31 2023 (b)	June 30 2022 (b)	June 30, 2023 (Fully Implemented) (estimated) (c)	March 31, 2023 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$52,091	$51,400	$50,730	$51,608	$50,917
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(11,101)	(11,119)	(11,094)	(11,101)	(11,119)
All other adjustments	(89)	(92)	(99)	(90)	(93)
Basel III Common equity Tier 1 capital	$40,901	$40,189	$39,537	$40,417	$39,705
Basel III standardized approach risk-weighted assets (d)	$430,118	$435,827	$413,432	$430,309	$436,022
Basel III Common equity Tier 1 capital ratio	9.5%	9.2%	9.6%	9.4%	9.1%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(c)The June 30, 2023 and March 31, 2023 ratio is calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 17
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Pretax Pre-Provision Earnings (non-GAAP)	Three months ended
	June 30	March 31	June 30
Dollars in millions	2023	2023	2022
Income before income taxes and noncontrolling interests	$1,775	$2,047	$1,836
Provision for credit losses	146	235	36
Pretax pre-provision earnings (non-GAAP)	$1,921	$2,282	$1,872

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for credit losses, which can vary significantly between periods.

Tangible Book Value per Common Share (non-GAAP)
	June 30	March 31	June 30
Dollars in millions, except per share data	2023	2023	2022
Book value per common share	$105.67	$104.76	$101.39
Tangible book value per common share
Common shareholders' equity	$42,083	$41,809	$41,648
Goodwill and other intangible assets	(11,357)	(11,378)	(11,360)
Deferred tax liabilities on goodwill and other intangible assets	256	260	267
Tangible common shareholders' equity	$30,982	$30,691	$30,555
Period-end common shares outstanding (In millions)	398	399	411
Tangible book value per common share (non-GAAP)	$77.80	$76.90	$74.39

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended
	June 30	March 31	June 30
Dollars in millions	2023	2023	2022
Net interest income	$3,510	$3,585	$3,051
Taxable-equivalent adjustments	37	38	25
Net interest income (Fully Taxable-Equivalent - FTE)	$3,547	$3,623	$3,076

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin and net interest income shown elsewhere in this presentation is GAAP net interest income.
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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 18
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of sanctions, tariffs and other trade policies of the U.S. and its global trading partners,
–A continuation of turmoil in the banking industry, responsive measures to mitigate and manage it and related supervisory and regulatory actions and costs,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–PNC’s ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:
–The economy continues to expand in the first half of 2023, but economic growth is slowing in response to the ongoing Federal Reserve monetary policy tightening to slow inflation. This has led to large increases in both short- and long-term interest rates. With much higher mortgage rates, the housing market is already in contraction, with steep drops in existing home sales and single-family housing starts, and a modest decline in house prices. Other sectors where interest rates play an outsized role, such as business investment and consumer spending on durable goods, will contract over 2023.
–PNC's baseline outlook is for a mild recession starting in late 2023 or early 2024, with a small contraction in real GDP of less than 1%, lasting into mid-2024. The unemployment rate will increase in the second half of this year, ending 2023 at above 4%, and then peak slightly above 5% in early 2025. Inflation will slow with weaker demand, moving back to the Federal Reserve's 2% objective by this time next year.
–PNC expects one additional 25 basis point increase to the federal funds rate this summer, with the federal funds rate remaining between 5.25% and 5.50% through March 2024, when PNC expects federal funds rate cuts in response to the recession contemplated by our outlook.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

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PNC Reports Second Quarter 2023 Net Income of $1.5 Billion, $3.36 Diluted EPS – Page 19
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry; changes in the enforcement and interpretation of such laws and regulations; and changes in accounting and reporting standards.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events); health emergencies; dislocations; geopolitical instabilities or events; terrorist activities; system failures or disruptions; security breaches; cyberattacks; international hostilities; or other extraordinary events beyond PNC’s control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our 2022 Form 10-K and in our first quarter 2023 Form 10-Q, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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